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                May 8, 2020

       Benjamin Kovler
       Founder, Chairman of the Board and Chief Executive Officer
       Green Thumb Industries Inc.
       325 West Huron Street, Suite 412
       Chicago, IL 60654

                                                        Re: Green Thumb
Industries Inc.
                                                            Registration
Statement on Form 10
                                                            Filed December 20,
2019
                                                            File No. 000-56132

       Dear Mr. Kovler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Life Sciences
       cc:                                              Martin Glass, Esq.